Exhibit 10.4

FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER THE

AMEDISYS, INC. 2008 OMNIBUS INCENTIVE COMPENSATION PLAN

This Restricted Stock Unit Agreement (this “Agreement”), dated as of [Date] (the “Grant Date”), is by and between Amedisys, Inc., a Delaware corporation (the “Company”), and [Name of Grantee] (the “Award Recipient”).

RECITALS

WHEREAS, the Company has established and maintains its 2008 Omnibus Incentive Compensation Plan (the “Plan”) for the benefit of its employees;

WHEREAS, the Award Recipient is employed as the [Title of Grantee] of the Company;

WHEREAS, the Company wishes to grant to the Award Recipient Restricted Stock Units (“RSUs”) under the terms of the Plan, subject to certain restrictions and limitations; and

WHEREAS, the Award Recipient desires to receive a grant of such RSUs from the Company;

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Award Recipient agree as follows:

1.	Grant of RSUs not Subject to Performance Conditions.

(a)	Number of RSUs. The Company hereby grants to the Award Recipient, effective as of the Grant Date, [Number] RSUs under the Plan, each such RSU contingently entitling the Award Recipient to acquire one share of the Company’s common stock, $0.001 par value per share (the “Stock”), subject to the vesting and delivery schedules and other terms and conditions set forth below. Unless and until the RSUs will have vested, the Award Recipient will have no right to the issuance of any shares of Stock pursuant to Section 1(c) of this Agreement.

(b)	Vesting Schedule. The RSUs granted under Section 1(a) of this Agreement shall vest in accordance with the following schedule: [Number] of the RSUs shall vest on [Date #1]; [Number] of the RSUs shall vest on [Date #2]; and [Number] of the RSUs shall vest on [Date #3] (each such date, a “Vesting Date”), provided that on each such Vesting Date, the Award Recipient is still employed by the Company. For avoidance of doubt, there shall be no proportionate or partial vesting in the periods prior to each Vesting Date and vesting shall occur only on the applicable Vesting Date pursuant to this Section 1(b).

(c)	Issuance of shares of Stock. If, as of [Date] (the “Delivery Date”), any portion of the Award Recipient’s RSUs have vested under the terms of Section 1(b) above, the Award Recipient shall be issued a number of shares of Stock equal to the number of RSUs which have vested as of the Delivery Date, without payment therefor, as full consideration for the vested RSUs. Without limiting the entitlement of the Award Recipient to shares of Stock delivered on the Delivery Date pursuant to the RSUs which have vested, as soon as practicable following the Delivery Date, the Company shall cause its third-party recordkeeper to credit an account established and maintained in the Award Recipient’s name with such shares of Stock (less any shares of Stock withheld under Section 7 below), as evidence of the issuance of the shares of Stock delivered pursuant to this Section 1(c). No fractional shares of Stock shall be issued under this Agreement.

2.	Grant of RSUs Subject to Performance-Based Conditions.

(a)	[Insert Description of Performance-Based Grant Conditions and Number of Shares Subject to Performance-Based Grant Conditions]

(b)	Vesting Schedule. The RSUs granted under Section 2(a) of this Agreement shall vest in accordance with the following schedule: [Number] of the RSUs granted shall vest on [Date #1]; [Number] of the RSUs granted shall vest on [Date #2]; and [Number] of the RSUs granted shall vest on [Date #3] (each such date, a “Vesting Date”), provided that on each such Vesting Date, the Award Recipient is still employed by the Company. For avoidance of doubt, there shall be no proportionate or partial vesting in the periods prior to each Vesting Date and vesting shall occur only on the applicable Vesting Date pursuant to this Section 2(b).

(c)	Issuance of shares of Stock. If, as of [Date] (the “Delivery Date”), any portion of the Award Recipient’s RSUs have vested under the terms of Section 2(b) above, the Award Recipient shall be issued a number of shares of Stock equal to the number of RSUs which have vested as of the Delivery Date, without payment therefor, as full consideration for the vested RSUs. Without limiting the entitlement of the Award Recipient to shares of Stock delivered on the Delivery Date pursuant to the RSUs which have vested, as soon as practicable following the Delivery Date, the Company shall cause its third-party recordkeeper to credit an account established and maintained in the Award Recipient’s name with such shares of Stock (less any shares of Stock withheld under Section 7 below), as evidence of the issuance of the shares of Stock delivered pursuant to this Section 2(c). No fractional shares of Stock shall be issued under this Agreement.

3.	Restrictions on Transfer. During the lifetime of the Award Recipient, the RSUs and any shares of Stock granted in accordance with Section 1(c) and Section 2(c), above, may only be issued in the name of the Award Recipient. This Agreement is not assignable or transferable otherwise than by will or by the laws of descent and distribution or pursuant to certain domestic relations orders. The terms of this Agreement shall be binding on the Award Recipient’s heirs and successors and on the administrators and executors of the Award Recipient’s estate. Any attempt to transfer the Award Recipient’s rights under this Agreement or the RSUs granted hereby other than in accordance with the provisions of this Section 3 shall cause all rights of the Award Recipient hereunder to be immediately forfeited.

4.	Forfeiture/Accelerated Vesting. All RSUs and underlying shares of Stock granted in accordance with the terms of this Agreement shall be subject to the equity forfeiture and accelerated vesting provisions contained in the Award Recipient’s employment agreement; provided, however, that all shares of Stock issuable as a result of accelerated vesting shall be delivered on the Delivery Date.

5.	Rights as Stockholder.

(a)	Prior to vesting, other than as described in Section 6, below, the Award Recipient shall not have any interest in or be entitled to any voting rights or cash dividends or other rights and privileges of stockholders of the Company with respect to the RSUs.

(b)	Upon vesting and prior to the Delivery Date, the Award Recipient shall have all the rights of a stockholder with respect to the shares of Stock underlying all vested RSUs, including without limitation, the right to vote such shares of Stock and to receive cash dividends thereon. Such cash dividends shall be paid on or around the date that the dividends are paid to the Company’s stockholders, but in any event by the end of the year in which dividends were paid, provided that the Award Recipient is employed by the Company on the dividend payment date. Dividends paid in Stock or other securities of the Company are addressed in Section 6, below.

6.

Adjustments. In the event of changes in corporate capitalization (such as a stock dividend, combination of shares or stock reclassification) prior to the Delivery Date, the number of RSUs granted hereunder, whether or not such RSUs have vested in accordance with Section 1(b) or Section 2(b) (as applicable) above, shall be ratably adjusted in order to prevent dilution or enlargement of rights. For example: If recipient has been granted 3,000 RSUs and the Company declares a four-for-three stock split in the form of a stock dividend, on the effective state of the stock split, the number of RSUs granted under this agreement shall be proportionally adjusted upward to 4,000 shares. Any RSUs granted in accordance with this Section 6 would vest ratably on the same schedule as described in Section 1(b) or Section 2(b), as applicable, above. For example, were any such adjustment to happen in between the first and second Vesting Dates, one-third of the additional RSUs would be considered fully-vested. The remaining additional RSUs would vest ratably on the second and third Vesting Dates.

7.	Withholding. The Award Recipient shall be liable for any and all federal, state, or local taxes and any other levies of any kind required by law to be deducted or withheld with respect to the RSUs granted pursuant to this Agreement and any shares of Stock issued to the Award Recipient in accordance with this Agreement. The Award Recipient has and will obtain independent legal and tax advice regarding the RSUs granted in accordance with this Agreement. By executing this Agreement, the Award Recipient hereby agrees to remit when due any federal or state income or other taxes, which are required to be withheld or that may otherwise be levied against the Award Recipient as a result of this Agreement. the Award Recipient may, subject to the right of disapproval of the Company’s Board of Directors, satisfy this obligation to remit taxes in whole or in part by electing (the “Election”) to have the Company withhold shares of Stock upon issuance in accordance with Section 1(c) and Section 2(c), above, which shares of Stock shall have a value equal to the Dollar amount required to be withheld or paid to satisfy such tax obligations. For purposes of this Section 7, the minimum statutory tax withholding rate coincides with the rates applicable to supplemental taxable income in all relevant taxing jurisdictions (e.g., for federal, state and local tax purposes, including payroll taxes). No shares of Stock may be withheld to pay tax obligations in excess of the minimum statutory tax withholding requirements. The value of the shares of Stock withheld shall be based on the fair market value of shares of Stock on the date that the amount of tax to be withheld or paid shall be determined (the “Tax Date”). Each Election must be made prior to the Tax Date. The Company’s Board of Directors may disapprove of any Election or may suspend or terminate the right to make Elections. If an Eligible Person makes an election under Section 83(b) of the Code with respect to shares of Stock, an Election is not permitted to be made. The Company does not make any commitment or guarantee that any tax treatment will apply or be available under any federal, state or local tax law or regulation with respect to any RSUs or Stock issued in accordance with this Agreement.

8.

Plan Incorporated by Reference. This grant of RSUs is made pursuant to the Plan, and in all respects will be interpreted in accordance with the Plan. The Company’s Board of Directors has the authority to interpret and construe this Agreement pursuant to the terms of the Plan, and its decisions are conclusive as to any questions arising hereunder. The Award Recipient hereby acknowledges receipt from the Company of a copy of the current version of the Plan, which shall be deemed to be incorporated in and form a part hereof. The Award Recipient acknowledges that in the event of any conflict between the terms of this

Agreement and the terms of the Plan, as the same may be amended and in effect from time to time, the terms of the Plan shall prevail.

9.	No Employment or Other Rights. This grant of RSUs does not confer upon the Award Recipient any right to be continued in the employment of the Company or any subsidiary or interfere in any way with the right of the Company to terminate the Award Recipient’s employment at any time, for any reason, with or without cause, or to decrease such the Award Recipient’s compensation or benefits. This grant of RSUs is a one-time benefit and does not create any contractual or other right to receive additional RSUs or other benefits in lieu of RSUs in the future.

10.	Representations and Covenants of the Award Recipient. The Award Recipient represents, warrants, agrees and covenants with the Company that: (a) the Award Recipient has not been induced to enter into this Agreement by expectation of employment or continued employment with the Company; (b) the receipt of the awards contemplated by this Agreement under the Plan is voluntary; (c) the Award Recipient will comply with all applicable federal and state laws applicable to (i) this Agreement and the awards contemplated thereby and (ii) the acquisition and sale of any shares of Stock issued hereunder; (d) the Award Recipient shall indemnify and hold the Company and all of its subsidiaries harmless from and against any loss, cost or expense incurred by the Company or any of its subsidiaries in connection with any breach or default by the Award Recipient under such applicable laws; and (e) the Award Recipient is an employee in active employment with the Company.

11.	Applicable Law. The validity, construction, interpretation and effect of this Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

12.	Notice. Any notice to the Company provided for in this Agreement shall be addressed to Amedisys, Inc. at its principal business address in care of the Corporate Secretary of the Company, and any notice to the Award Recipient will be addressed to the Award Recipient at the current address shown on the books and records of the Company. Any notice shall be sent by registered or certified mail or overnight courier service.

13.

409A Savings Clause. Notwithstanding any other provision of this Agreement to the contrary, the Company’s Board of Directors may, in good faith, amend this Agreement without the consent of the Award Recipient to the extent necessary, appropriate or desirable to comply with the requirements under Section 409A of the Code or to prevent the Award Recipient from being subject to any additional tax or penalty under Section 409A of the Code, while maintaining to the maximum extent practicable the original intent of this Agreement. Notwithstanding the foregoing, neither the Company nor the Company’s Board of

Directors, shall be liable to any the Award Recipient if an RSU grant is subject to Section 409A of the Code, or the Award Recipient otherwise is subject to any additional tax or penalty under Section 409A of the Code.

14.	Entire Agreement. This Agreement and the Plan contain the entire agreement between the Award Recipient and the Company regarding the grant of RSUs and supersede all prior arrangements or understandings with respect thereto.

15.	Amendment. This Agreement may not be amended, modified or waived except by a written instrument signed by the party against whom enforcement of any such modification, amendment or waiver is sought.

16.	Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, the Award Recipient shall be treated as agent and attorney-in-fact for that interest held or claimed by his spouse with respect to this Agreement, the RSUs and any shares of Stock delivered in accordance with Section 1(c) and Section 2(c), above, and the parties to this Agreement shall act in all matters as if the Award Recipient was the sole owner of this Agreement and the shares of Stock. This appointment is coupled with an interest and is irrevocable.

[Signature page follows below]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and the Award Recipient has executed this Agreement effective as of the Grant Date.

DATE OF GRANT: [Date]

AMEDISYS, INC.

BY:
[Authorized Officer]

GRANTEE

[Grantee]